Exhibit 99.1

Contact:

Myesha Edwards

Corporate Communications & Investor Relations

Cerus Corporation

(925) 288-6017

CERUS ANNOUNCES AGREEMENTS TO SETTLE CLASS ACTION AND

DERIVATIVE LAWSUITS

CONCORD, CA, August 31, 2006 - Cerus Corporation (NASDAQ: CERS) announced today that it has reached agreements to settle the Federal securities class action litigation that has been pending in the United States District Court for the Northern District of California and the related shareholders’ derivative lawsuit against certain current and former Cerus directors and officers, in the Superior Court for the County of Contra Costa. The class action and derivative lawsuits each consolidated cases that were filed in 2003 and 2004. Under terms of the settlements, which are subject to court approval, all claims against the company and other defendants will be dismissed in their entirety without admission of liability or wrongdoing by any party. In connection with the settlement of the derivative litigation, the company agreed to adopt certain corporate governance measures. The total cash settlement will be funded entirely by insurance carriers under the company’s directors’ and officers’ liability insurance policy and will have no financial impact on Cerus.

ABOUT CERUS

Cerus Corporation is a biopharmaceutical company that develops and commercializes novel, proprietary products in the fields of blood safety and immunotherapy to provide safer, more effective medical options to patients in areas of substantial unmet medical needs.

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